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                                                                       EXHIBIT 5



                                                September 12, 1994

Board of Directors
Paine Webber Group Inc.
1285 Avenue of the Americas
New York, New York 10019

                 RE: Registration Statement On Form S-8
                     1994 Executive Stock Award Plan

Dear Sirs:

        In connection with the registration statement on Form S-8 of Paine Webber Group., a Delaware corporation (the "Company"), being filed with the Securities and Exchange Commission on about September 13, 1994 and relating to the offering of shares of the Company's common stock, par value $1 per share (the "Stock"), under the Company's 1994 Executive Stock Award Plan (the "Plan"), I have examined the Company's corporate records, certificates and other documents and instruments and have considered such questions of law as I deemed necessary to render this opinion.

        On the basis of the foregoing, I am of the opinion that, under the laws of the State of Delaware, the Stock has been duly authorized and, when issued and paid for pursuant to the Plan, will be legally issued, fully paid and nonassessable.

        I consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

                                                Very truly yours,


                                                Theodore A. Levine
                                                General Counsel